EXHIBIT 5.1

                            GRAUBARD MOLLEN & MILLER
                                600 Third Avenue
                               New York, NY 10016



                                                              July 10, 1997



WinStar Communications, Inc.
230 Park Avenue, Suite 2700
New York, New York  10169

                  Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

                  We have acted as counsel to you in connection with the purchase and offering by WinStar Communications, Inc. ("Company"), of up to 4,000,000 shares ("Shares") of the Company's Common Stock, $.01 par value per share, pursuant to options which have been or may be granted under the Company's 1995 Performance Equity Plan ("1995 Plan").

                  In such capacity, we have examined, among other documents, the forms of the Stock Option Agreements between the Company and the grantees of options under the 1995 Plan, copies of the Certificate of Incorporation, as amended, and By-Laws, as amended, of the Company, and copies of resolutions adopted by the Company's Board of Directors relating, among other things, to the authorization and sale of the Shares. In addition, we have examined and relied upon, to the extent we deemed such reliance proper, certificates of officers and directors of the Company, certificates of certain public officials and such other records and documents as we have considered necessary and proper in order that we may render the opinion hereinafter set forth. We have assumed the authenticity of such Certificate of Incorporation, as amended, By-Laws, as amended, resolutions, certificates, records and other documents examined by us and the correctness of all statements of fact contained therein, and nothing has come to our attention which indicates that such documents and other items are not authentic or correct. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals and the conformity to originals of all documents presented to us as conformed or reproduced documents. We have not examined the certificates for the Shares other than specimens thereof.

                  As members of the Bar of the State of New York, we do not purport to be experts in the laws of any jurisdiction other than the State of New York and with respect to the federal laws of the United States.

                  Based on the foregoing, we are of the opinion that the Shares being offered pursuant to the Stock Option Agreements and the terms of the 1995 Plan have been duly authorized and, when issued and delivered against payment therefor, as contemplated by the Stock Option Agreements, will be validly issued and fully paid and nonassessable.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel, and to all references made to us in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

                                                   Very truly yours,

                                                  /s/ Graubard Mollen & Miller

                                                   GRAUBARD MOLLEN & MILLER


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